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                               June ______, 2000


Dain Rauscher
60 South Sixth Street, 18th Floor
Minneapolis, Minnesota  55402-4422

Colorado Business Bankshares, Inc.
821 Seventeenth Street
Denver, Colorado  80202

     Re:  Colorado Business Bankshares Capital Trust I
          $20,000,000 of Cumulative Capital Securities
          ---------------------------------------------

Ladies and Gentlemen:

     We have acted as special tax counsel to Colorado Business Bankshares, Inc. in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement (the "Prospectus") relating to the sale of $20,000,000 liquidation amount of Cumulative Capital Securities (" Capital Securities"), and the sale of the Capital Securities.

     This opinion letter relates to the principal material federal income tax consequences of the purchase, ownership and disposition of the Capital Securities. All capitalized terms used in this opinion letter and not otherwise defined herein are used as defined in the Prospectus.

     The opinion set forth herein is subject to the assumptions and conditions set forth in the Prospectus under the heading "Federal Income Tax Consequences" and is premised on the assumption that all of the factual information, descriptions, representations and assumptions set forth or referred to in this letter and in the Prospectus are accurate and complete. We have not independently verified any factual matters relating to the Capital Securities in connection with or apart from our preparation of this opinion and, accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification. We have examined the Prospectus and such other documents as we have deemed necessary to render our opinion expressed below. In our examination of such material, we have relied upon the current and continued accuracy of the factual matters we have considered, and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us. Should any of the facts, circumstances, or assumptions on which we have relied
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Dain Rauscher Wessels
Colorado Business Bankshares, Inc.
June ____, 2000
Page 2


subsequently be determined to be incorrect or inaccurate, our conclusions may vary from those set forth below and such variance could be material.

     Based on and subject to the assumptions and conditions set forth in the Prospectus and set forth herein, it is ou r opinion that the statements in the Prospectus under the caption "Federal Income Tax Consequences" to the extent such statements constitute a summary of applicable United States federal income tax law, are a true and correct discussion of the relevant and material provisions of present United States federal income tax law and correctly set forth our opinions concerning (a) the classification of Colorado Business Bankshares Capital Trust I as a grantor trust for federal income tax purposes and (b) the classification of the debentures issued by Colorado Business Bankshares, Inc. to Colorado Business Bankshares Capital Trust I as indebtedness of Colorado Business Bankshares, Inc. for federal income tax purposes.

     This opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. All of the above are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions which could adversely affect our opinions. Consequently, future changes in the law, or administrative or judicial interpretations thereof, may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

     Other than the specific tax opinions set forth in this letter, no other opinion has been rendered with respect to the tax treatment of the purchase, ownership and disposition of the Capital Securities, including, but not limited to, their tax treatment under other provisions of the Code and the regulations, the tax treatment of any conditions existing at the time of, or effects resulting from the purchase ownership and disposition of the Capital Securities that are not specifically covered by the above opinions, or the tax treatment under state, local, foreign or any other tax laws.


                              Very truly yours,



                              ARNOLD & PORTER